Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Highland Global Allocation Fund

We consent to the references to our firm under the headings “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the prospectus and in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

August 13, 2018